HomeTrust Bancshares, Inc. Announces Fourth Quarter and Fiscal Year 2022 Financial Results and Quarterly Dividend
ASHEVILLE, N.C., July 27, 2022 - HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the fourth quarter and fiscal year 2022 and approval of its quarterly cash dividend.
For the quarter ended June 30, 2022 compared to the corresponding quarter in the previous year:
•net income was $6.0 million compared to a net loss of $7.4 million;
•diluted earnings per share ("EPS") was $0.39 compared to a loss per share of ($0.46);
•annualized return on assets ("ROA") was 0.68% compared to (0.81)%;
•annualized return on equity ("ROE") was 6.19% compared to (7.30)%;
•net interest income was $28.9 million compared to $26.0 million;
•provision for credit losses was $3.4 million compared to a net benefit of $955,000;
•noninterest income was $9.7 million compared to $11.2 million;
•no prepayment penalties on borrowings compared to $19.0 million;
•387,196 shares of Company common stock were repurchased during the quarter at an average price of $28.49 per share;
•net loan growth was $69.8 million, or 10.3% annualized, compared to $43.1 million, or 6.4% annualized; and
•quarterly cash dividends continued at $0.09 per share totaling $1.4 million.

For the fiscal year ended June 30, 2022 compared to the previous year:
•net income was $35.7 million compared to $15.7 million;
•diluted EPS was $2.23 compared to $0.94;
•ROA was 1.01% compared to 0.42%;
•ROE was 9.00% compared to 3.88%;
•net interest income was $110.8 million compared to $103.3 million;
•provision for credit losses was a net benefit of $592,000 compared to a net benefit of $7.1 million;
•noninterest income was $39.2 million compared to $39.8 million;
•no prepayment penalties on borrowings compared to $22.7 million;
•1,482,959 shares of Company common stock were repurchased during the year at an average price of $29.23 per share; and
•net loan growth was $36.0 million, or 5.3%, compared to a decrease of $35.9 million, or 5.2%.

The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.09 per common share payable on September 1, 2022 to shareholders of record as of the close of business on August 18, 2022.
“In the fourth quarter we saw a continuation of many of the trends highlighted last quarter,” said Dana Stonestreet, Chairman and Chief Executive Officer. “We continue to be focused on opportunities for diversified loan growth, increasing loans by $69.8 million or 10.3% annualized this quarter. Once again, the upward movement in interest rates resulted in a decline in the volume of residential mortgage sales; however, we have already begun to benefit from an increase in yield on our loan and investment portfolios as our net interest margin increased by 14 basis points over the prior quarter. Our asset sensitivity and further expected rate increases by the Federal Reserve should continue to drive increases in our net interest margin.

“Beyond our organic growth, we recently partnered with a fintech which contributed to growth in the commercial and industrial loan segment, supplementing the Company’s existing partnership with a fintech specializing in HELOCs. These relationships present a unique opportunity for HomeTrust to expand the Company’s origination sources and enhance our management team’s understanding of the credit modeling approaches being deployed outside of traditional banking. We plan to continue to prudently grow these portfolios in future quarters and explore relationships with other fintechs as mutually beneficial opportunities arise.

“Lastly, as disclosed earlier this week, we were excited to announce the signing of a definitive merger agreement where HomeTrust will acquire Quantum Capital Corporation, the holding company of Quantum National Bank, a high-performing $660 million asset bank operating in the Atlanta metro area. This transaction presents a unique opportunity for HomeTrust to expand our franchise and meaningfully enhance our profitability.”

WEBSITE: WWW.HTB.COM

Contact:
Dana L. Stonestreet - Chairman and Chief Executive Officer
C. Hunter Westbrook - President and Chief Operating Officer
Tony J. VunCannon - Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Comparison of Results of Operations for the Three Months Ended June 30, 2022 and June 30, 2021

Net Income (Loss).  Net income totaled $6.0 million, or $0.39 per diluted share, for the three months ended June 30, 2022 compared to a net loss of $7.4 million, or ($0.46) per diluted share, for the three months ended June 30, 2021, an increase of $13.4 million, or 181.3%. The results for the three months ended June 30, 2022 compared to the quarter ended June 30, 2021 were positively impacted by no prepayment penalties on borrowings and $1.9 million of gains on the sale of securities available for sale, partially offset by an increase in the provision for credit losses of $4.4 million and $1.8 million in officer transition agreement expense. Details of the changes in the various components of net income (loss) are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended June 30,
	2022			2021
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
Assets:
Interest-earning assets:
Loans receivable (1)	$2,807,969	$28,457	4.06%	$2,796,063	$27,559	3.95%
Commercial paper	295,485	852	1.16	245,234	217	0.35
Debt securities available for sale	118,075	483	1.64	157,455	496	1.26
Other interest-earning assets(3)	92,026	628	2.74	210,480	859	1.64
Total interest-earning assets	3,313,555	30,420	3.68	3,409,232	29,131	3.43
Other assets	255,596			260,365
Total assets	3,569,151			3,669,597
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	$664,966	$340	0.20%	$657,748	$411	0.25%
Money market accounts	979,816	350	0.14	948,739	363	0.15
Savings accounts	235,848	42	0.07	225,385	41	0.07
Certificate accounts	485,978	500	0.41	489,155	959	0.79
Total interest-bearing deposits	2,366,608	1,232	0.21	2,321,027	1,774	0.31
Borrowings	26,761	35	0.52	251,538	1,034	1.65
Total interest-bearing liabilities	2,393,369	1,267	0.21	2,572,565	2,808	0.44
Noninterest-bearing deposits	738,734			633,841
Other liabilities	46,928			57,258
Total liabilities	3,179,031			3,263,664
Stockholders' equity	390,120			405,933
Total liabilities and stockholders' equity	3,569,151			3,669,597
Net earning assets	$920,186			$836,667
Average interest-earning assets to average interest-bearing liabilities	138.45%			132.52%
Tax-equivalent:
Net interest income		$29,153			$26,323
Interest rate spread			3.47%			2.99%
Net interest margin(4)			3.53%			3.10%
Non-tax-equivalent:
Net interest income		$28,859			$25,998
Interest rate spread			3.43%			2.95%
Net interest margin(4)			3.49%			3.06%
__________________________________________
(1)The average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $294 and $325 for the three months ended June 30, 2022 and 2021, respectively, calculated based on a combined federal and state tax rate of 24%.
(3)The average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments, and deposits in other banks.
(4)Net interest income divided by average interest-earning assets.

Total interest and dividend income for the three months ended June 30, 2022 increased $1.3 million, or 4.6%, compared to the three months ended June 30, 2021, which was driven by a $929,000, or 3.4%, increase in interest income on loans, a $635,000, or 292.6%, increase in interest income on commercial paper, partially offset by a $231,000, or 26.9%, decrease in interest income on other interest-earning assets. The overall increase in average yield on interest-earning assets was the result of rising interest rates, while the rate paid on interest-bearing liabilities has not increased as rapidly. Specific to the commercial paper and debt securities available for sale, the Company has intentionally maintained relatively short-term duration portfolios which has allowed and will continue to allow the Company to take advantage of rising rates when reinvesting the proceeds of maturing instruments.
Total interest expense for the three months ended June 30, 2022 decreased $1.5 million, or 54.9%, compared to the three months ended June 30, 2021. The decrease was driven by a $1.0 million, or 96.6%, decrease in interest expense on borrowings and a $542,000, or 30.6%, decrease in interest expense on deposits compared to the same period last year. The overall average cost of funds decreased 23 basis points compared to the same period last year primarily due to the prepayment of long-term borrowings in the prior year and reduced market rates.
The following table shows the effects that changes in average balances (volume) and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

(Dollars in thousands)	Increase/ (Decrease) Due to		Total Increase/ (Decrease)
	Volume	Rate
Interest-earning assets:
Loans receivable	$117	$781	$898
Commercial paper	44	591	635
Debt securities available for sale	(124)	111	(13)
Other interest-earning assets	(483)	252	(231)
Total interest-earning assets	(446)	1,735	1,289
Interest-bearing liabilities:
Interest-bearing checking accounts	5	(76)	(71)
Money market accounts	11	(24)	(13)
Savings accounts	2	(1)	1
Certificate accounts	(6)	(453)	(459)
Borrowings	(924)	(75)	(999)
Total interest-bearing liabilities	(912)	(629)	(1,541)
Net increase in tax equivalent interest income			$2,830

Provision for Credit Losses.  The provision for credit losses is the amount of expense that, based on our judgment, is required to maintain the allowance for credit losses ("ACL") at an appropriate level under the current expected credit losses ("CECL") model.

The following table presents a breakdown of the components of the provision (benefit) for credit losses:

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
Provision (benefit) for credit losses:
Loans	$2,942	$(900)	$3,842	(427)%
Off-balance-sheet credit exposure	566	25	541	2,164
Commercial paper	(95)	(80)	(15)	19
Total provision (benefit) for credit losses	$3,413	$(955)	$4,368	(457)%

For the quarter ended June 30, 2022, the "loans" portion of the provision for credit losses was primarily the result of the following, offset by net recoveries of $714,000 during the quarter:
•$1.2 million provision specific to fintech portfolios which have a riskier credit profile than loans originated in-house. The elevated credit risk is offset by the higher yields earned on the portfolios.
•$0.8 million provision driven by a projected worsening of the economic forecast, specifically the national unemployment rate.
•$0.8 million provision driven by loan growth, changes in the loan mix, and qualitative adjustments.
•$0.8 million provision to fully reserve a single individually evaluated commercial loan relationship where the borrower's financial performance deteriorated during the quarter.

For the quarter ended June 30, 2021, the "loans" portion of the provision for credit losses was driven by a slight improvement in the economic forecast, as more clarity was gained regarding the impact of COVID-19 upon the loan portfolio.

For both periods presented, the provision for credit losses for off-balance-sheet credit exposure was the result of loan growth and changes in the loan mix and qualitative adjustments.

Noninterest Income.  Noninterest income for the three months ended June 30, 2022 decreased $1.4 million, or 12.9%, when compared to the quarter ended June 30, 2021. Changes in selected components of noninterest income are discussed below:

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
Noninterest income:
Service charges and fees on deposit accounts	$2,361	$2,376	$(15)	(1)%
Loan income and fees	649	529	120	23
Gain on sale of loans held for sale	1,949	5,423	(3,474)	(64)
BOLI income	500	605	(105)	(17)
Operating lease income	1,472	1,494	(22)	(1)
Gain on sale of debt securities available for sale	1,895	—	1,895	100
Other	890	733	157	21
Total noninterest income	$9,716	$11,160	$(1,444)	(13)%
•Gain on sale of loans held for sale: The decrease in the gain on sale of loans held for sale was primarily driven by a decrease in volume of residential mortgage loans and U.S. Small Business Administration ("SBA") commercial loans sold during the period as a result of rising interest rates. During the quarter ended June 30, 2022, $38.3 million of residential mortgage loans originated for sale were sold with gains of $835,000 compared to $105.6 million sold with gains of $2.8 million for the quarter ended June 30, 2021. There were $11.2 million of sales of the guaranteed portion of SBA commercial loans with gains of $904,000 in the current quarter compared to $21.4 million sold and gains of $2.4 million for the same period in the prior year. Lastly, the Company sold $22.8 million of home equity lines of credit ("HELOC") during the quarter for a gain of $210,000 compared to $13.6 million sold and gains of $164,000 in the same period last year.
•Gain on sale of debt securities available for sale: The increase in the gain was driven by the sale of seven trust preferred securities during the quarter ended June 30, 2022 which had previously been written down to zero through purchase accounting adjustments from a merger in a prior period. No other securities were sold during either period presented.

Noninterest Expense.  Noninterest expense for the three months ended June 30, 2022 decreased $20.8 million, or 43.1%, when compared to the quarter ended June 30, 2021. Changes in selected components of noninterest expense are discussed below:

	Three Months Ended June 30,
	2022	2021	$ Change	% Change
Noninterest expense:
Salaries and employee benefits	$14,709	$16,265	$(1,556)	(10)%
Occupancy expense, net	2,491	2,511	(20)	(1)
Computer services	2,613	2,499	114	5
Telephone, postage and supplies	621	777	(156)	(20)
Marketing and advertising	473	655	(182)	(28)
Deposit insurance premiums	432	438	(6)	(1)
REO related expense, net	110	120	(10)	(8)
Core deposit intangible amortization	42	130	(88)	(68)
Branch closure and restructuring expenses	—	1,513	(1,513)	(100)
Officer transition agreement expense	1,795	—	1,795	100
Prepayment penalties on borrowings	—	19,034	(19,034)	(100)
Other	4,173	4,291	(118)	(3)
Total noninterest expense	$27,459	$48,233	$(20,774)	(43)%
•Salaries and employee benefits: The decrease in salaries and employee benefits is primarily the result of branch closures and lower mortgage banking incentive pay as a result of the reduction of the volume of originations.
•Branch closure and restructuring expenses: In June 2021, the Company announced plans to close nine branches as part of its efforts to further improve profitability (occurred in September 2021), incurring $1.5 million in expenses associated with the decision. No such expenses were incurred in the current quarter.
•Officer transition agreement expense: In May 2022, the Company entered into an amended and restated employment and transition agreement with the Company's Chairman and CEO, Dana Stonestreet. As part of this agreement, the full amount of the estimated separation payment was accrued in the current quarter. No such expenses were incurred in the corresponding period in 2021.
•Prepayment penalties on borrowings: In June 2021, the Company prepaid its remaining $275 million in long-term debt, incurring a prepayment penalty of $19.0 million. No such expenses were incurred in the current quarter.

Income Taxes.  The amount of income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. Income tax expense for the three months ended June 30, 2022 increased $4.4 million as a result of taxable income in the current quarter versus a pre-tax loss in the corresponding period in the prior year. The effective tax rate for the quarter ended June 30, 2022 was 21.8%.
Comparison of Results of Operations for the Years Ended June 30, 2022 and June 30, 2021

Net Income.  Net income totaled $35.7 million, or $2.23 per diluted share, for the year ended June 30, 2022 compared to $15.7 million, or $0.94 per diluted share, for the year ended June 30, 2021, an increase of $20.0 million, or 127.5%. The results for the year ended June 30, 2022 compared to the year ended June 30, 2021 were positively impacted by higher net interest income and no prepayment penalties on borrowings, partially offset by a lower benefit for credit losses. Details of the changes in the various components of net income are further discussed below.
Net Interest Income.  The following table presents the distribution of average assets, liabilities and equity, as well as interest income on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Year Ended June 30,
	2022			2021
(Dollars in thousands)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
Assets:
Interest-earning assets:
Loans receivable (1)	$2,809,673	$110,834	3.94%	$2,819,180	$113,065	4.01%
Commercial paper	232,676	1,721	0.74	217,457	1,206	0.55
Debt securities available for sale	122,558	1,802	1.47	137,863	2,024	1.47
Other interest-earning assets(3)	114,458	2,988	2.61	266,783	3,705	1.39
Total interest-earning assets	3,279,365	117,345	3.58	3,441,283	120,000	3.49
Other assets	258,550			257,111
Total assets	3,537,915			3,698,394
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	$646,370	$1,378	0.21%	$609,754	$1,552	0.25%
Money market accounts	996,876	1,406	0.14	882,252	1,699	0.19
Savings accounts	227,452	163	0.07	211,192	155	0.07
Certificate accounts	457,186	2,313	0.51	568,284	5,964	1.05
Total interest-bearing deposits	2,327,884	5,260	0.23	2,271,482	9,370	0.41
Borrowings	43,376	80	0.18	416,822	6,041	1.45
Total interest-bearing liabilities	2,371,260	5,340	0.23	2,688,304	15,411	0.57
Noninterest-bearing deposits	724,588			550,265
Other liabilities	45,834			56,315
Total liabilities	3,141,682			3,294,884
Stockholders' equity	396,233			403,510
Total liabilities and stockholders' equity	3,537,915			3,698,394
Net earning assets	$908,105			$752,979
Average interest-earning assets to average interest-bearing liabilities	138.30%			128.01%
Tax-equivalent:
Net interest income		$112,005			$104,589
Interest rate spread			3.35%			2.92%
Net interest margin(4)			3.42%			3.04%
Non-tax-equivalent:
Net interest income		$110,774			$103,322
Interest rate spread			3.32%			2.88%
Net interest margin(4)			3.38%			3.00%
__________________________________________
(1)The average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $1,231 and $1,267 for the years ended June 30, 2022 and 2021, respectively, calculated based on a combined federal and state tax rate of 24%.
(3)The average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments, and deposits in other banks.
(4)Net interest income divided by average interest-earning assets.

Total interest and dividend income for the year ended June 30, 2022 decreased $2.6 million, or 2.2%, compared to the year ended June 30, 2021, which was driven by a $2.2 million, or 2.0%, decrease in interest income on loans, a $515,000, or 42.7%, increase in interest income on commercial paper, a $222,000, or 11.0%, decrease in interest income on debt securities available for sale, and a $718,000, or 19.4%, decrease in interest income on other interest-earning assets.
Total interest expense for the year ended June 30, 2022 decreased $10.1 million, or 65.3%, compared to the year ended June 30, 2021. The decrease was driven by a $6.0 million, or 98.7%, decrease in interest expense on borrowings and a $4.1 million, or 43.9%, decrease in interest expense on deposits compared to the same period last year. The overall average cost of funds decreased 34 basis points compared to the same period last year primarily due to the prepayment of long-term borrowings in the prior year and reduced market rates.
The following table shows the effects that changes in average balances (volume) and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

(Dollars in thousands)	Increase/ (Decrease) Due to		Total Increase/ (Decrease)
	Volume	Rate
Interest-earning assets:
Loans receivable	$(381)	$(1,850)	$(2,231)
Commercial paper	84	431	515
Debt securities available for sale	(225)	3	(222)
Other interest-earning assets	(2,115)	1,398	(717)
Total interest-earning assets	(2,637)	(18)	(2,655)
Interest-bearing liabilities:
Interest-bearing checking accounts	93	(267)	(174)
Money market accounts	221	(514)	(293)
Savings accounts	12	(4)	8
Certificate accounts	(1,166)	(2,485)	(3,651)
Borrowings	(5,412)	(549)	(5,961)
Total interest-bearing liabilities	(6,252)	(3,819)	(10,071)
Net increase in tax equivalent interest income			$7,416

Provision for Credit Losses.  The following table presents a breakdown of the components of the provision (benefit) for credit losses:

	Year Ended June 30,
	2022	2021	$ Change	% Change
Provision (benefit) for credit losses:
Loans	$(1,473)	$(7,270)	$5,797	(80)%
Off-balance-sheet credit exposure	981	35	946	2,703
Commercial paper	(100)	100	(200)	(200)
Total provision (benefit) for credit losses	$(592)	$(7,135)	$6,543	(92)%

The Company adopted CECL on July 1, 2020 when there was significant uncertainty regarding the impact of COVID-19 upon the economy and the Bank's loan portfolio more specifically. Since that time, more clarity has been gained regarding COVID-19's impact, and the economic forecast, specifically the national unemployment rate, improved significantly, driving the changes in the "loans" specific portion of the provision for credit losses for both periods.

For both periods presented, the provision for credit losses for off-balance-sheet credit exposure was the result of growth in unfunded commitments and changes in the commitments mix and qualitative adjustments.

See further discussion in the “Asset Quality” section below.

Noninterest Income.  Noninterest income for the year ended June 30, 2022 decreased $625,000, or 1.6%, year-over-year. Changes in selected components of noninterest income are discussed below:

	Year Ended June 30,
	2022	2021	$ Change	% Change
Noninterest income:
Service charges and fees on deposit accounts	$9,462	$9,083	$379	4%
Loan income and fees	3,185	2,208	977	44
Gain on sale of loans held for sale	12,876	17,352	(4,476)	(26)
BOLI income	2,000	2,156	(156)	(7)
Operating lease income	6,392	5,601	791	14
Gain on sale of debt securities available for sale	1,895	—	1,895	100
Other	3,386	3,421	(35)	(1)
Total noninterest income	$39,196	$39,821	$(625)	(2)%
•Loan income and fees: The increase in loan income and fees was primarily due to approximately $1.3 million in SBA servicing income, the result of bringing the servicing of these loans in-house effective July 1, 2021.
•Gain on sale of loans held for sale: The decrease in the gain on sale of loans held for sale was primarily driven by decreases in volume of residential mortgage loans and SBA commercial loans sold during the period as a result of rising interest rates. During the year ended June 30, 2022, $263.0 million of residential mortgage loans originated for sale were sold with gains of $6.4 million compared to $406.5 million sold with gains of $10.5 million in the prior year. There were $54.7 million of sales of the guaranteed portion of SBA commercial loans with recorded gains of $5.4 million in the current year compared to $66.1 million sold with gains of $6.1 million in the prior year. The Company sold $120.0 million of HELOCs during the current year for a gain of $791,000 compared to $110.8 million sold and gains of $724,000 in the prior year. Lastly, $11.5 million of indirect auto finance loans were sold out of the held for investment portfolio during the current year for a gain of $205,000. No such sales occurred in the prior year.
•Operating lease income: The increase in operating lease income year-over-year is a result of increases in equipment lease originations and higher outstanding balances in the current year.
•Gain on sale of debt securities available for sale: See explanation in the "Comparison — for the Three Months Ended June 30, 2022" section above.

Noninterest Expense.  Noninterest expense for the year ended June 30, 2022 decreased $26.0 million, or 19.8%, year-over-year. Changes in selected components of noninterest expense are discussed below:

	Year Ended June 30,
	2022	2021	$ Change	% Change
Noninterest expense:
Salaries and employee benefits	$59,591	$62,956	$(3,365)	(5)%
Occupancy expense, net	9,692	9,521	171	2
Computer services	9,761	9,607	154	2
Telephone, postage and supplies	2,754	3,122	(368)	(12)
Marketing and advertising	2,583	1,626	957	59
Deposit insurance premiums	1,712	1,799	(87)	(5)
REO related expense, net	588	582	6	1
Core deposit intangible amortization	250	735	(485)	(66)
Branch closure and restructuring expenses	—	1,513	(1,513)	(100)
Officer transition agreement expense	1,795	—	1,795	100
Prepayment penalties on borrowings	—	22,690	(22,690)	(100)
Other	16,458	17,031	(573)	(3)
Total noninterest expense	$105,184	$131,182	$(25,998)	(20)%
•Salaries and employee benefits: See explanation in the "Comparison — for the Three Months Ended June 30, 2022" section above.
•Marketing and advertising: The increase in marketing and advertising is primarily the result of less media advertising in the prior period during the pandemic.
•Branch closure and restructuring expenses: See explanation in the "Comparison — for the Three Months Ended June 30, 2022" section above.
•Officer transition agreement expense: See explanation in the "Comparison — for the Three Months Ended June 30, 2022" section above.
•Prepayment penalties on borrowings: See explanation in the "Comparison — for the Three Months Ended June 30, 2022" section above.

Income Taxes.  Income tax expense for the year ended June 30, 2022 increased $6.3 million, or 184.3%, to $9.7 million from $3.4 million in the prior year as a result of higher taxable income. The effective tax rate for 2022 and 2021 was 21.4% and 17.9%, respectively. The higher effective tax rate in the current year compared to the prior year was driven by a comparable amount of tax-exempt income in each period, compared to a higher pre-tax income in 2022.
Balance Sheet Review

Total assets and liabilities increased by $24.5 million and $32.2 million to $3.5 billion and $3.2 billion, respectively, at June 30, 2022 as compared to June 30, 2021. Deposits increased by $144.2 million, or 4.9%, which were used to pay off all borrowings during the period. The combined decreases in debt securities available for sale, certificates of deposit in other banks, and loans held for sale of $60.3 million was invested in interest-bearing deposits which increased $55.5 million, or 193.6%, during the period.
Stockholders' equity decreased $7.7 million, or 1.9%, to $388.8 million at June 30, 2022 as compared to June 30, 2021. Activity within stockholders' equity included $35.7 million in net income, $8.2 million in stock-based compensation and stock option exercises, offset by stock repurchases of $43.3 million and $5.5 million in cash dividends declared. As of June 30, 2022, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality

The ACL on loans was $34.7 million, or 1.25% of total loans, at June 30, 2022 compared to $35.5 million, or 1.30% of total loans, as of June 30, 2021. The drivers of this year-over-year change are discussed in the "Comparison — for the Year Ended June 30, 2022" section above.
Net loan recoveries totaled $694,000 for the year ended June 30, 2022 compared to net charge-offs of $143,000 for the year ended June 30, 2021. Net recoveries as a percentage of average loans were (0.02)% for the year ended June 30, 2022 compared to net charge-offs of 0.01% for the prior year.
Nonperforming assets decreased by $6.5 million, or 50.6%, to $6.3 million, or 0.18%, of total assets at June 30, 2022 compared to $12.8 million, or 0.36%, of total assets at June 30, 2021. The significant decrease from June 30, 2021 was primarily a result of the payoff of two commercial real estate loan relationships totaling $5.1 million during the period. Nonperforming assets included $6.1 million in nonaccruing loans and $200,000 of real estate owned ("REO") at June 30, 2022, compared to $12.6 million and $188,000 in nonaccruing loans and REO, respectively, at June 30, 2021. Nonperforming loans to total loans was 0.22% at June 30, 2022 and 0.46% at June 30, 2021.
The ratio of classified assets to total assets decreased to 0.61% at June 30, 2022 from 0.76% at June 30, 2021. Classified assets decreased $5.1 million, or 19.2%, to $21.5 million at June 30, 2022 compared to $26.7 million at June 30, 2021, primarily due to the payoff of the two commercial real estate loan relationships discussed above.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for the Bank. As of June 30, 2022, the Company had assets of $3.5 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley).
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements include: the effect of the COVID-19 pandemic, including on the Company's credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and labor shortages, and market liquidity, both nationally and in our market areas; expected revenues, cost savings, synergies and other benefits from our merger and acquisition activities, including the proposed acquisition of Quantum Capital Corp. might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or the documents they file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions they might make, because of the factors described above or because of other factors that they cannot foresee. The Company does not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021 (1)
Assets
Cash	$20,910	$19,783	$20,586	$22,431	$22,312
Interest-bearing deposits	84,209	32,267	14,240	20,142	28,678
Cash and cash equivalents	105,119	52,050	34,826	42,573	50,990
Commercial paper, net	194,427	312,918	254,157	196,652	189,596
Certificates of deposit in other banks	23,551	28,125	34,002	35,495	40,122
Debt securities available for sale, at fair value	126,978	106,315	121,851	124,576	156,459
FHLB and FRB stock	9,326	10,451	10,368	10,360	13,539
SBIC investments, at cost	12,758	12,589	11,749	10,531	10,171
Loans held for sale	79,307	85,263	102,070	105,161	93,539
Total loans, net of deferred loan fees and costs	2,769,295	2,699,538	2,696,072	2,719,642	2,733,267
Allowance for credit losses – loans	(34,690)	(31,034)	(30,933)	(34,406)	(35,468)
Loans, net	2,734,605	2,668,504	2,665,139	2,685,236	2,697,799
Premises and equipment, net	69,094	69,629	69,461	68,568	70,909
Accrued interest receivable	8,573	7,980	8,200	8,429	7,933
Deferred income taxes, net	11,487	12,494	12,019	15,722	16,901
Bank owned life insurance ("BOLI")	95,281	94,740	94,209	93,679	93,108
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles, net	93	135	185	250	343
Other assets	52,967	54,954	58,945	58,490	57,676
Total assets	$3,549,204	$3,541,785	$3,502,819	$3,481,360	$3,524,723
Liabilities and stockholders' equity
Liabilities
Deposits	$3,099,761	$3,059,157	$2,998,691	$2,987,284	$2,955,541
Borrowings	—	30,000	48,000	40,000	115,000
Other liabilities	60,598	57,497	54,382	57,565	57,663
Total liabilities	3,160,359	3,146,654	3,101,073	3,084,849	3,128,204
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (2)	156	160	163	163	167
Additional paid in capital	126,106	136,181	147,552	151,425	160,582
Retained earnings	270,276	265,609	258,986	249,331	240,075
Unearned Employee Stock Ownership Plan ("ESOP") shares	(5,290)	(5,422)	(5,555)	(5,687)	(5,819)
Accumulated other comprehensive income (loss)	(2,403)	(1,397)	600	1,279	1,514
Total stockholders' equity	388,845	395,131	401,746	396,511	396,519
Total liabilities and stockholders' equity	$3,549,204	$3,541,785	$3,502,819	$3,481,360	$3,524,723
__________________________________________
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 15,591,466 at June 30, 2022; 15,978,262 at March 31, 2022; 16,303,461 at December 31, 2021; 16,307,658 at September 30, 2021; and 16,636,483 at June 30, 2021.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended			Year Ended
(Dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021 (1)
Interest and dividend income
Loans	$28,163	26,616	$27,234	$109,603	$111,798
Commercial paper	852	411	217	1,721	1,206
Debt securities available for sale	483	384	496	1,802	2,024
Other investments and interest-bearing deposits	628	784	859	2,988	3,705
Total interest and dividend income	30,126	28,195	28,806	116,114	118,733
Interest expense
Deposits	1,232	1,151	1,774	5,260	9,370
Borrowings	35	4	1,034	80	6,041
Total interest expense	1,267	1,155	2,808	5,340	15,411
Net interest income	28,859	27,040	25,998	110,774	103,322
Provision (benefit) for credit losses	3,413	(45)	(955)	(592)	(7,135)
Net interest income after provision (benefit) for credit losses	25,446	27,085	26,953	111,366	110,457
Noninterest income
Service charges and fees on deposit accounts	2,361	2,216	2,376	9,462	9,083
Loan income and fees	649	752	529	3,185	2,208
Gain on sale of loans held for sale	1,949	2,969	5,423	12,876	17,352
BOLI income	500	492	605	2,000	2,156
Operating lease income	1,472	1,661	1,494	6,392	5,601
Gain on sale of securities available for sale	1,895	—	—	1,895	—
Other	890	857	733	3,386	3,421
Total noninterest income	9,716	8,947	11,160	39,196	39,821
Noninterest expense
Salaries and employee benefits	14,709	14,730	16,265	59,591	62,956
Occupancy expense, net	2,491	2,483	2,511	9,692	9,521
Computer services	2,613	2,455	2,499	9,761	9,607
Telephone, postage and supplies	621	686	777	2,754	3,122
Marketing and advertising	473	573	655	2,583	1,626
Deposit insurance premiums	432	412	438	1,712	1,799
REO related expense, net	110	220	120	588	582
Core deposit intangible amortization	42	50	130	250	735
Branch closure and restructuring expenses	—	—	1,513	—	1,513
Officer transition agreement expense	1,795	—	—	1,795	—
Prepayment penalties on borrowings	—	—	19,034	—	22,690
Other	4,173	4,190	4,291	16,458	17,031
Total noninterest expense	27,459	25,799	48,233	105,184	131,182
Income (loss) before income taxes	7,703	10,233	(10,120)	45,378	19,096
Income tax expense (benefit)	1,678	2,210	(2,712)	9,725	3,421
Net income (loss)	$6,025	$8,023	$(7,408)	$35,653	$15,675
__________________________________________
(1)Derived from audited financial statements.

Per Share Data

	Three Months Ended			Year Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income (loss) per common share:(1)
Basic	$0.40	$0.51	$(0.46)	$2.27	$0.96
Diluted	$0.39	$0.51	$(0.46)	$2.23	$0.94
Average shares outstanding:
Basic	15,064,694	15,523,813	15,894,342	15,516,173	16,078,066
Diluted	15,245,673	15,793,012	15,894,342	15,810,409	16,495,115
Book value per share at end of period	$24.94	$24.73	$23.83	$24.94	$23.83
Tangible book value per share at end of period (2)	$23.29	$23.12	$22.28	$23.29	$22.28
Cash dividends declared per common share	$0.09	$0.09	$0.08	$0.35	$0.31
Total shares outstanding at end of period	15,591,466	15,978,262	16,636,483	15,591,466	16,636,483
__________________________________________
(1)Basic and diluted net income (loss) per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliations below for adjustments.

Selected Financial Ratios and Other Data

	Three Months Ended			Year Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Performance ratios:(1)
Return on assets (ratio of net income (loss) to average total assets)	0.68%	0.92%	(0.81)%	1.01%	0.42%
Return on equity (ratio of net income (loss) to average equity)	6.19	8.15	(7.30)	9.00	3.88
Tax equivalent yield on earning assets(2)	3.68	3.54	3.43	3.58	3.49
Rate paid on interest-bearing liabilities	0.21	0.20	0.44	0.23	0.57
Tax equivalent average interest rate spread(2)	3.47	3.34	2.99	3.35	2.92
Tax equivalent net interest margin(2) (3)	3.53	3.39	3.10	3.42	3.04
Average interest-earning assets to average interest-bearing liabilities	138.45	137.72	132.52	138.30	128.01
Noninterest expense to average total assets	3.09	2.97	5.26	2.97	3.55
Efficiency ratio	71.18	71.69	129.81	71.18	91.64
Efficiency ratio – adjusted(4)	69.41	71.06	73.86	69.25	74.08
__________________________________________
(1)Ratios are annualized where appropriate.
(2)The weighted average rate for municipal leases is adjusted for a 24% combined federal and state tax rate since the interest from these leases is tax exempt.
(3)Net interest income divided by average interest-earning assets.
(4)See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Asset quality ratios:
Nonperforming assets to total assets(1)	0.18%	0.16%	0.18%	0.19%	0.36%
Nonperforming loans to total loans(1)	0.22	0.22	0.23	0.25	0.46
Total classified assets to total assets	0.61	0.61	0.65	0.65	0.64
Allowance for credit losses to nonperforming loans(1)	566.83	534.06	500.70	510.63	281.38
Allowance for credit losses to total loans	1.25	1.15	1.15	1.27	1.30
Net charge-offs (recoveries) to average loans (annualized)	(0.10)	(0.11)	0.15	(0.04)	(0.04)
Capital ratios:
Equity to total assets at end of period	10.96%	11.16%	11.47%	11.39%	11.25%
Tangible equity to total tangible assets(2)	10.31	10.51	10.81	10.73	10.59
Average equity to average assets	10.93	11.32	11.28	11.27	11.06
__________________________________________
(1)Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At June 30, 2022, there were $2.8 million of restructured loans included in nonaccruing loans and $3.8 million, or 62.5%, of nonaccruing loans were current on their loan payments as of that date.
(2)See Non-GAAP reconciliations below for adjustments.

Loans

(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Commercial real estate loans:
Construction and land development	291,202	251,668	226,439	187,900	179,427
Commercial real estate - owner occupied	335,658	332,078	323,434	329,252	324,350
Commercial real estate - non-owner occupied	662,159	688,071	709,825	715,324	727,361
Multifamily	81,086	82,035	80,071	88,188	90,565
Total commercial real estate loans	1,370,105	1,353,852	1,339,769	1,320,664	1,321,703
Commercial loans:
Commercial and industrial	192,652	167,342	162,396	153,612	141,341
Equipment finance	394,541	378,629	367,008	341,995	317,920
Municipal leases	129,766	130,260	131,078	142,100	140,421
PPP loans	661	2,756	19,044	28,762	46,650
Total commercial loans	717,620	678,987	679,526	666,469	646,332
Residential real estate loans:
Construction and land development	81,847	72,735	69,253	69,835	66,027
One-to-four family	354,203	347,945	356,850	384,901	406,549
HELOCs	160,137	155,356	158,984	163,734	169,201
Total residential real estate loans	596,187	576,036	585,087	618,470	641,777
Consumer loans	85,383	90,663	91,690	114,039	123,455
Total loans, net of deferred loan fees and costs	2,769,295	2,699,538	2,696,072	2,719,642	2,733,267
Allowance for credit losses - loans	(34,690)	(31,034)	(30,933)	(34,406)	(35,468)
Loans, net	$2,734,605	$2,668,504	$2,665,139	$2,685,236	$2,697,799
Deposits

(Dollars in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Core deposits:
Noninterest-bearing accounts	$745,746	$704,344	$677,159	$711,764	$636,414
NOW accounts	654,981	652,577	644,343	621,675	644,958
Money market accounts	969,661	1,026,595	1,010,901	987,650	975,001
Savings accounts	238,197	232,831	224,474	220,614	226,391
Total core deposits	2,608,585	2,616,347	2,556,877	2,541,703	2,482,764
Certificates of deposit	491,176	442,810	441,814	445,581	472,777
Total	$3,099,761	$3,059,157	$2,998,691	$2,987,284	$2,955,541

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share and the tangible equity to tangible assets ratio. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended			Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands)	2022	2022	2021	2022	2021
Noninterest expense	$27,459	$25,799	$48,233	$105,184	$131,182
Less: branch closure and restructuring expenses	—	—	1,513	—	1,513
Less: officer transition agreement expense	1,795	—	—	1,795	—
Less: prepayment penalties on borrowings	—	—	19,034	—	22,690
Noninterest expense – adjusted	$25,664	$25,799	$27,686	$103,389	$106,979

Net interest income	$28,859	$27,040	$25,998	$110,774	$103,322
Plus: tax equivalent adjustment	294	320	325	1,231	1,267
Plus: noninterest income	9,716	8,947	11,160	39,196	39,821
Less: gain on sale of securities available for sale	1,895	—	—	1,895	—
Net interest income plus noninterest income – adjusted	$36,974	$36,307	$37,483	$149,306	$144,410
Efficiency ratio	71.18%	71.69%	129.81%	70.14%	91.64%
Efficiency ratio – adjusted	69.41%	71.06%	73.86%	69.25%	74.08%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Total stockholders' equity	$388,845	$395,131	$401,746	$396,511	$396,519
Less: goodwill, core deposit intangibles, net of taxes	25,710	25,742	25,780	25,830	25,902
Tangible book value	$363,135	$369,389	$375,966	$370,681	$370,617
Common shares outstanding	15,591,466	15,978,262	16,303,461	16,307,658	16,636,483
Book value per share at end of period	$24.94	$24.73	$24.64	$24.31	$23.83
Tangible book value per share at end of period	$23.29	$23.12	$23.06	$22.73	$22.28

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
(Dollars in thousands)
Tangible equity(1)	$363,135	$369,389	$375,966	$370,681	$370,617
Total assets	3,549,204	3,541,785	3,502,819	3,481,360	3,524,723
Less: goodwill and core deposit intangibles, net of taxes	25,710	25,742	25,780	25,830	25,902
Total tangible assets	$3,523,494	$3,516,043	$3,477,039	$3,455,530	$3,498,821
Tangible equity to tangible assets	10.31%	10.51%	10.81%	10.73%	10.59%
__________________________________________
(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.